Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Media contact:

Suzie Boland

RFB Communications Group

813-259-0345

sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Third Quarter 2015 Results

GRAND CAYMAN, Cayman Islands (Nov. 11, 2015) — Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the third quarter ended Sept. 30, 2015.

Third Quarter 2015—Highlights

•	Net premiums earned totaled $1.8 million compared with $1.6 million in the third quarter of 2014. The increase was driven by the continued increase in number and size of reinsurance contracts placed.

•	Investment-related loss for the third quarter of 2015 totaled $213,000, coupled with a non-cash charge of $399,000 due to declines deemed other-than-temporary in the fair value of securities owned by the company. This compares with $215,000 of investment-related income in the third quarter of 2014. The decline was primarily due to realized losses as well as other-than-temporary impairment losses recognized during the third quarter of 2015.

•	Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses, were $438,000 compared with $475,000 in the third quarter of 2014. The decrease was due to the expiration of an underwriting consulting contract offset by the significant and continual increase in general and administrative expenses resulting from an increase in business activities and operations following the initial public offering in March 2014.

•	Net income totaled $0.7 million or $0.12 per basic and diluted earnings per common share compared with $1.4 million or $0.23 per basic and diluted earnings per common share in the third quarter of 2014. The decrease in net income was primarily driven by the performance of the investment portfolio.

•	The company paid dividends of $0.12 per share in the third quarter as the same period a year ago.

•	At Sept. 30, 2015, the company had $36.6 million of cash and cash equivalents, and restricted cash and cash equivalents, up from $33.5 million at Dec. 31, 2014.

Third Quarter 2015—Financial Ratios

•	The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during the third quarter of 2015 or the third quarter of 2014, resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 4.7% for the third quarter of 2015 compared with 7.9% for the same year-ago period. The decrease was due to relatively lower average acquisition costs on reinsurance contracts and the expiration of the previously mentioned consulting contract.

•	The expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio decreased to 24.4% during the third quarter of 2015 compared with 29.0% during the third quarter of 2014. The decrease is due to the relative decline in policy acquisition costs, as well as the relatively low increase in general and administrative expenses when compared with the more substantial increase in net premiums earned.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratios of 24.4% for the third quarter of 2015 and 29.0% for the third quarter of 2014 are the same as the expense ratio above, as no losses were incurred.

Nine Months Ended September 30, 2015—Financial Results

•	Net premiums earned totaled $5.0 million compared with $3.2 million in the first nine months of 2014. The increase was driven by the continued increase in number and size of reinsurance contracts placed.

•	Investment-related income for the nine months ended Sept. 30, 2015 totaled $935,000, offset by a non-cash charge of $399,000 due to declines deemed other-than-temporary in the fair value of securities owned by the company. This compares with $215,000 of investment-related income in the nine months ended Sept. 30, 2014.

•	Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses were $1.3 million compared with $1.1 million in the comparable period of 2014. The increase was due to increased costs associated with the continued growth of business activities and operations, offset by the expiration of an underwriting consulting contract.

•	Net income totaled $4.2 million or $0.70 diluted earnings per common share compared with $2.3 million or $0.52 per share in the same year-ago period. The increase in net income was primarily driven by an increase in net premiums earned and investment income.

•	The company paid dividends of $0.36 per share during the first nine months of 2015 compared with $0.36 per share during the same year-ago period.

Nine Months Ended September 30, 2015—Financial Ratios

•	No losses were incurred during the first nine months of 2015 or the first nine months of 2014, resulting in a loss ratio of 0.0%

•	The acquisition cost ratio was 5.2% compared with 9.5% for the year-ago period. The decrease was due to relative lower average acquisition costs on reinsurance contracts and the expiration of the previously mentioned consulting contract.

•	The expense ratio was 25.8% compared with 34.2% for the first nine months of 2014. The decrease is due to the relative decline in policy acquisition costs, as well as the relatively low increase in general and administrative expenses when compared with the more substantial increase in net premiums earned.

•	The combined ratio was 25.8% compared with 34.2% for the year-ago period.

Management Commentary

“A quiet storm season was the key driver for our profitable results during the third quarter,” said Jay Madhu, CEO of Oxbridge Re Holdings Limited. “We remain focused on further diversifying our book of business, in terms of both geographic exposure and event severity. Our expanding broker relationships will position us for continued growth in both the number of contracts placed and number of customers as we look toward the remainder of 2015 and beyond.”

Conference Call

Oxbridge Re management will host a conference call later today (Nov. 11, 2015) to discuss these financial results followed by a question and answer session. President and CEO Jay Madhu, and Financial Controller Wrendon Timothy, will host the call starting at 4:30 p.m. Eastern time.

Interested parties can listen to the live presentation, which can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: Wednesday, Nov. 11, 2015

Time: 4:30 p.m. Eastern time

Listen-only toll-free number: 877-407-0782

Listen-only international number: 201-689-8567

Conference ID: 13624193

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 804-327-8885 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time on the same day through Feb. 11, 2016 and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Conference ID: 13624193

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” and the company’s common stock is included in the Russell Microcap Index.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September, 2015	At December 31, 2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $3,683 and $3,681, respectively)	$3,492	3,659
Equity securities, available for sale, at fair value (cost: $8,850 and $8,140, respectively)	6,817	8,179

Total investments	10,309	11,838
Cash and cash equivalents	6,408	5,317
Restricted cash and cash equivalents	30,152	28,178
Accrued interest and dividend receivable	28	22
Premiums receivable	6,729	4,081
Deferred policy acquisition costs	175	132
Prepayment and other receivables	121	80
Property and equipment, net	59	46

Total assets	$53,981	49,694

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$—	—
Loss experience refund payable	7,824	7,133
Unearned premiums reserve	9,452	5,744
Accounts payable and other liabilities	103	109

Total liabilities	17,379	12,986

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,060,000 and 6,000,000 shares issued and outstanding)	6	6
Additional paid-in capital	33,628	33,540
Retained earnings	5,192	3,145
Accumulated other comprehensive (loss) income	(2,224)	17

Total shareholders’ equity	36,602	36,708

Total liabilities and shareholders’ equity	$53,981	49,694

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue
Assumed premiums	$—	468	$14,888	14,293
Change in loss experience refund payable	(2,089)	(2,052)	(6,204)	(3,713)
Change in unearned premiums reserve	3,881	3,220	(3,708)	(7,397)

Net premiums earned	1,792	1,636	4,976	3,183
Net realized investment gains (losses)	(303)	165	673	165
Net investment income	90	50	262	50
Other-than-temporary impairment losses	(399)	—	(399)	—

Total revenue	1,180	1,851	5,512	3,398

Expenses
Policy acquisition costs and underwriting expenses	85	129	259	302
General and administrative expenses	353	346	1,024	785

Total expenses	438	475	1,283	1,087

Net income	742	1,376	$4,229	2,311

Earnings per share
Basic and Diluted	$0.12	0.23	$0.70	0.52

Dividends paid per share	$0.12	0.12	$0.36	0.36